Exhibit 10.25

Land Lease Agreement
(English Summary)

Lessor: Shengda Group Co., Ltd.	Execution Venue: Xiaoshan District, Hangzhou

Lessee: Hangzhou Shengming Paper Co., Ltd	Execution Date: January 1st, 2013

According to the Contract Law of the PRC and the Provisions on Administration of Property Lease in Zhejiang and other relevant provisions, the Lessor and the Lessee hereby execute this agreement upon negotiation, and agree on the rights and obligations hereunder.

Article 1. The address of land: Xiang He Qiao Village, He Shang Town, Xiaoshan District, the area of the property is 47,942 square meters.

Article 2. Lease term: from January 1st, 2013 to December 31st, 2013

During the lease term, the Lessee shall not sublease, transfer or lend the property to any other third party. If it is necessary to sublease, transfer or lend the property to a third party, the Lessee shall obtain the Lessor’s approval in advance.

Upon expiration of the lease term, the Lessee has the priority to renew the lease agreement, if it wishes to.

Article 3. Rent and Payment of Rent: the annual rent is RMB1,000,000, which shall be paid in lump sum at the end of each year.

Article 4. The Purpose of Rent: industrial use.

Article 5. During the term of this Agreement, the Lessee shall be responsible for repair of the property and its facilities to ensure the security using of the property. The Lessee shall maintain property and facilities appropriately, and shall not change the structure of property and its facilities.

Article 6. If the Lessor transfers the ownership of the property to a third party, this Agreement shall be effective to new owner of the property. If the Lessor sells the property, it shall notify the Lessee 3 months before selling, and the Lessee has the right of first refusal.

Article 7. Liability for Breach of this Agreement: Either party who fails to perform the obligations hereunder shall pay the other party liquidated damages equal to RMB 200,000.

Article 8. If the property is destroyed due to force majeure which causes losses to the Lessee, neither party shall be liable.

Article 9. The Dispute Settlement: negotiation

Article 10. Other Agreed Matters: none

Article 11. The agreement is made in five (5) copies. Either party will hold one (1) copy, and the other three (3) copies will be submitted to relevant authorities. The agreement becomes into force after both parties affix the corporate seals.

Lessor: Shengda Group Co., Ltd.
Lessee: Hangzhou Shengming Paper Co., Ltd